TWFG Insurance Contact: Alex Bunch alex@twfg.com 01/29/2025 TWFG Insurance Grows National Footprint With Expansion to 15 New States and 144 New Retail Locations in 2024 TWFG Insurance continues to expand nationally with Branch locations in 34 states, and its MGA with agents operating in 42 states, at year-end 2024. The Woodlands, TX TWFG Insurance has been expanding throughout the US, both through the recruitment of start- up agencies, and through strategic acquisitions. Insurance agents in CO, CT, ID, IN, MO, NV, NM, OR, SC, SD, TN, WA, UT, VT, and WY joined the TWFG Family in 2024. Katherine Nolan, TWFG’s Chief Operations Officer stated, “We start with cultural fit when evaluating new prospects to join TWFG, as integration into our brand, our business practices, and culture are crucial for long-term success. We seek out successful entrepreneurial insurance professionals who are committed to growth and serving their communities with Integrity.” Key acquisitions efforts across the country have also ushered in experienced leaders who are committed to building the next chapter of growth for TWFG Insurance. Gordy Bunch, Founder and CEO of TWFG Insurance stated, “The Insurance Industry has changed, but one thing never changes—the need to continually evolve and grow and to bring in passionate insurance professionals who want to be part of building a great company.” The Woodlands Financial Group, or TWFG Insurance, was founded in 2001, is licensed in all 50 states, and is a nationally recognized insurance services company based in The Woodlands, TX. There are currently 520 retail locations and 14 Corporate locations nationwide. To learn more about TWFG Insurance, visit www.twfg.com.